Exhibit 5

[Cardinal Health, Inc. Letterhead]

November 6, 2008

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Ladies and Gentlemen:

I am Senior Vice President and Associate General Counsel of Cardinal Health, Inc., an Ohio corporation (the “Company”). I have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the increase of an aggregate of 5,000,000 common shares, without par value (the “Common Shares”), of the Company issuable pursuant to the Cardinal Health, Inc. Employee Stock Purchase Plan, as amended and restated as of November 5, 2008 (the “Plan”).

In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion.

Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Common Shares, that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

My examination, or the examination by attorneys under my supervision, of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the corporation laws of the State of Ohio. I express no opinion with respect to any other law of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue and deliver and sell the Common Shares pursuant to the Plan will be in full force and effect at all times at which such Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Act. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ John M. Adams, Jr.
John M. Adams, Jr. Senior Vice President and Associate General Counsel